EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 19, 2007, accompanying the financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph related to the adoption of Financial Accounting Standards Board Staff Position AAG INV-1 and Statement of Position 94-1-1, “Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined Contribution Health and Welfare and Pension Plans”) included in the Annual Report of the UCAR Carbon Savings Plan on Form 11-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statement of GrafTech International Ltd. (formerly UCAR International Inc.) Form S-8 (File No. 33-95548, effective August 9, 1995)

/s/ Grant Thornton LLP

Cleveland, Ohio

June 19, 2007